Exhibit 99.1

Contact:	Timothy J. Naughton
Chief Executive Officer and President
AvalonBay Communities, Inc.
703-317-4620

For Immediate Release

AVALONBAY ANNOUNCES AGREEMENT TO ACQUIRE 40% OF ARCHSTONE; AFFIRMS 2012 FULL YEAR OUTLOOK; AND ANNOUNCES EXPECTED 2013 DIVIDEND INCREASE

November 26, 2012 — ARLINGTON, VA — AvalonBay Communities, Inc. (NYSE: AVB) along with Equity Residential (NYSE: EQR) announced today that the companies entered into an agreement (“Agreement”) with Lehman Brothers Holdings, Inc. (“Lehman”) to acquire the assets and liabilities of Archstone Enterprise LP (“Archstone”), which consist principally of a portfolio of high quality apartment communities in major markets in the United States, for approximately $16 billion in the aggregate.  Under the terms of the Agreement, AvalonBay will acquire approximately 40% of Archstone’s assets and liabilities and Equity Residential will acquire approximately 60% of Archstone’s assets and liabilities.  The transaction is expected to close during the first quarter of 2013.

The combined purchase price for the assets consists of (i) $2.7 billion in cash, (ii) a stipulated fixed number of shares of AvalonBay and Equity Residential common stock valued at $3.8 billion as of the market’s close on Friday, November 23, 2012, (iii) the assumption of approximately $9.5 billion of consolidated and unconsolidated debt at Archstone’s share, and (iv) preferred equity units with a redemption value of $330 million as of September 30, 2012.  Of the debt to be assumed, approximately $8.6 billion is held by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), each of which has provided written consent to the assumption of this debt by AvalonBay and Equity Residential, subject to satisfactory documentation. The debt from Fannie Mae and Freddie Mac, as well as the other debt to be assumed, includes certain tax exempt bonds and other single asset loans for which additional consents will be needed from parties such as bond issuers, joint venture partners and debt servicers. The weighted average Capitalization Rate (as defined later in this press release) for the entire portfolio is projected to be in the high 4% range.

AvalonBay’s portion of the purchase price consists of (i) $669 million in cash, (ii) 14,889,706 shares of AvalonBay common stock, valued at $1.9 billion as of the market’s close on Friday, November 23, 2012 of $128.54 per share, (iii) the assumption of indebtedness with a face value of approximately $3.9 billion, (iv) obligations related to preferred equity units with a redemption value of $132 million as of September 30, 2012, and (v) the assumption of 40% of all other liabilities, known and unknown, of Archstone, other than certain excluded liabilities.  The $3.9 billion debt assumption consists of (i) $3.7 billion in principal amount for consolidated borrowings and (ii) $238 million in principal amount for our proportionate share of debt related to unconsolidated joint ventures.  Contemporaneously with entering into the Agreement with the seller, AvalonBay has also obtained a commitment from Goldman Sachs Lending Partners LLC

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to provide a $2.2 billion bridge loan facility, which has been sized appropriately should the additional lender consents, noted above, not be received.

Commenting on the Agreement, Tim Naughton, AvalonBay’s CEO and President said, “This acquisition accelerates our strategic growth vision of more deeply penetrating our core, high barrier-to-entry coastal markets.  This is a rare opportunity to acquire a high quality portfolio of apartment communities concentrated in our markets, to better achieve our geographic portfolio allocation goals, to enhance operating efficiencies and to further advance our multi-brand strategy.”

Transaction Details

Under the agreement, AvalonBay will purchase the following:

•                  66 apartment communities, containing 22,222 apartment homes, of which six communities are under construction and are expected to contain 1,666 apartment homes upon completion, as detailed in the following table:

Market	Properties	Number of Homes

New England	2	548
Metro NY/NJ	4	1,573
Mid-Atlantic	18	5,311
Pacific Northwest	2	588
Northern California	9	3,251
Southern California	23	8,507
Non-Core	2	778
Development	6	1,666

Total	66	22,222

•                  Three parcels of land, which if developed as anticipated, are expected to contain a total of 968 apartment homes;

•                  Interests in joint ventures in which we expect to be the general partner or managing member, which own 10 apartment communities, containing 2,040 apartment homes, of which one community is under construction and is expected to contain 157 apartment homes upon completion;

•                  Through a 40% ownership interest in joint venture arrangements with Equity Residential, certain other assets that will be jointly managed until sold or subsequently transferred to AvalonBay or Equity Residential.

The following table depicts the approximate allocation of AvalonBay’s investment:

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Acquisition
Value (1)
$’s in (000)s

Consolidated stabilized assets	$6,140,323
Development communities under construction	308,819
Land held for future development	49,800
Net equity in unconsolidated joint ventures plus allocable venture debt	410,112

Total	$6,909,054

(1)  Value is based on the closing price of our common stock on November 23, 2012 and the debt to be assumed after a $198 million adjustment to the face value of debt to reflect debt at fair market value.

The following table provides the percentage of Net Operating Income (“NOI” as defined later in this press release) generated during the nine months ended September 30, 2012, by region, for consolidated operating communities, as well as communities that were under construction, purchased or sold or for which substantial redevelopment is planned or that occurred during 2012, pro forma for the Archstone Portfolio (dollars in thousands):

	AvalonBay Communities		Archstone Portfolio (1)		Pro Forma
Region/Portfolio (2)	NOI YTD	% of Total	NOI YTD	% of Total	NOI YTD	% of Total
$’s in (000)s	2012 (3)	NOI	2012 (3)	NOI	2012 (3)	NOI

New England	$99,277	19%	$7,433	3%	$106,710	14%
Metro NY/NJ	156,135	29%	31,336	15%	187,471	25%
Mid-Atlantic	71,401	13%	61,727	29%	133,128	18%
Pacific Northwest	27,241	5%	5,471	3%	32,712	4%
Northern California	102,335	19%	31,544	15%	133,879	18%
Southern California	74,287	14%	72,910	34%	147,197	20%
Non-Core and Other	447	0%	5,227	2%	5,674	1%

Total NOI	$531,123	100%	$215,648	100%	$746,771	100%

(1)  NOI for the nine months ended September 30, 2012 for the Archstone Portfolio includes $26 for communities under construction.

(2)  NOI for the nine months ended September 30, 2012 for consolidated apartment communities, excluding NOI from apartment communities in joint ventures.

(3)  GAAP net income for AvalonBay, the Archstone Portfolio Acquisition, and on a pro forma basis, assuming the acquisition of the portfolio was $301,178, $43,425 and $344,603, respectively, for the nine months ended September 30, 2012.

2012 Outlook Reaffirmed

AvalonBay reaffirms its previously disclosed fourth quarter and full year 2012 Earnings per Share — diluted (“EPS”) and Funds from Operations attributable to common stockholders — diluted (“FFO”) (as defined later in this press release) outlook.

•                  For the fourth quarter of 2012, including the impact of Hurricane Sandy, AvalonBay expects EPS of $1.34 to $1.39.  AvalonBay expects EPS for the full year 2012 to be in the range of $4.47 to $4.52.

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•                  For the fourth quarter of 2012, including the impact of Hurricane Sandy, AvalonBay expects Projected FFO of $1.40 to $1.45.  AvalonBay expects Projected FFO for the full year 2012 to be in the range of $5.45 to $5.50.

2013 Dividend Increase

AvalonBay expects to increase the common stock dividend for the first quarter of 2013 by a range of between 8% and 12%.  This increase is supported by AvalonBay’s current operating platform and recent operating trends, the expectation for continued favorable apartment fundamentals in 2013 and the acquisition of the Archstone portfolio described in this press release. The payment of any dividend, however, is subject to the approval of the Board of Directors and there can be no assurance that economic conditions generally and/or their impact on our operating results and payout ratio will not lead us to change our expectations.

Joint Venture Arrangements with Equity Residential

As previously discussed in this press release, some Archstone assets will be placed in joint venture arrangements co-owned by AvalonBay and Equity Residential.  These assets include Archstone’s interests in unconsolidated joint ventures that own properties in various U.S. markets as well as Archstone’s interest in a portfolio of apartment communities in Germany.  AvalonBay will maintain a 40% interest and Equity Residential will maintain a 60% interest in these joint venture arrangements.  The companies will co-manage these assets until they are sold or assigned out to AvalonBay or Equity Residential. The combined gross value for both companies is approximately $500 million, with a net value (after considering debt at share) of approximately $170 million.

Other Matters

Lehman has agreed that, as of today, it will not sell or hedge shares of the Company’s common stock until April 26, 2013.  AvalonBay has agreed that it will enter into a Registration Rights Agreement with Lehman to help facilitate its sale of the shares acquired in the transaction.

In the event that the Agreement is terminated by Lehman due to the failure of AvalonBay and Equity Residential to perform their obligations under the Agreement, AvalonBay and Equity Residential will be required to pay to Lehman liquidated damages of $800 million (or $650 million if the agreement is terminated in the first 60 days). AvalonBay and Equity Residential have agreed that they will share any such liquidated damages in accordance with their 40% and 60% interests in the Agreement, unless one party is determined to be solely responsible for the termination.

Conference Call

There will be a conference call hosted by Timothy J. Naughton, CEO and President of AvalonBay, and David J. Neithercut, CEO and President of Equity Residential, at 4:30 pm Eastern this afternoon to discuss the transaction.  To listen to the call, dial 1-866-589-2723 domestically and 1-706-645-4945 internationally, and use Conference ID:  74790864.  This call will also be web cast.  Links for the web cast can be found in the investor section of each company’s website.

Advisors

Greenhill & Co., LLC acted as financial advisor to AvalonBay and also provided a fairness opinion.  Goodwin Procter LLP served as AvalonBay’s legal advisor on these transactions.  Morgan Stanley & Co. LLC served as Equity Residential’s exclusive financial advisor and Hogan Lovells US LLP and

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Morrison & Foerster LLP as its legal advisors on these transactions.  Gleacher & Company served as Lehman’s lead financial advisor and Citigroup and J.P. Morgan Securities LLC also advised; Weil, Gotshal & Manges served as Lehman’s legal advisor.

About AvalonBay Communities

AvalonBay Communities, Inc. is a real estate investment trust (a “REIT”) focused on developing, redeveloping, acquiring and managing high-quality apartment communities in high barrier-to-entry markets of the United States.  These markets are in the Northeast, Mid Atlantic, Pacific Northwest, Northern California and Southern California.  As of September 30, 2012, the Company owned or held a direct or indirect ownership interest in 205 apartment communities containing 60,101 apartment homes in nine states and the District of Columbia of which 22 communities were under construction and seven communities were under reconstruction.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and businesses of AvalonBay and the Archstone acquisition.  These forward-looking statements, which can be identified by the use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” outlook” and similar expressions that do not relate to historical matters, are based on current expectations, forecasts and assumptions which may not be realized and involve risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated, that could cause actual outcomes and results, financial and otherwise,  to differ materially, including statements related to the closing of the Archstone acquisition. Risks and other factors related to the Company that might cause such differences include, among others, the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability.  Any forward-looking statements or forecasts relating to the business, prospects, operating statistics or financial results relating to the Archstone acquisition are based on assumptions and are inherently speculative, are subject to substantial uncertainty, and the actual operating statistics and financial results may differ materially from AvalonBay’s forecasts.  Risks and other factors related to the Archstone acquisition that might cause such differences include, among other things the following, the Archstone acquisition may not close at the time or on the terms currently expected; assumptions concerning the availability and/or terms of financing, including among other things, obtaining lender consents to the assumption of indebtedness, related to the Archstone acquisition may not be realized; we may not be able to integrate the assets and operations acquired in the Archstone acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities for which we are responsible that were unknown at the time we agreed to the Archstone acquisition; our assumptions concerning risks relating to our lack of control of joint ventures and our ability to successfully dispose of certain assets may not be realized.  In addition, AvalonBay’s

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forecasts are subject to a variety of additional factors and risks, including the risks set forth under “Risk Factors” in AvalonBay’s Form 10-K, and in AvalonBay’s other periodic and Form 8-K filings with the Securities and Exchange Commission. AvalonBay undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

Definitions and Reconciliations

This release includes the definitions and reconciliations of the following non-GAAP financial measures and other capitalized terms:

Capitalization Rate is defined by AvalonBay as NOI as a percentage of the purchase price after making adjustments to historical NOI to reflect anticipated growth rates in rental rates as well as reserves for capital expenditures, property management fees, and other market conventions to estimate future stabilized NOI.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by AvalonBay as net income or loss attributable to common stockholders computed in accordance with GAAP (“Net Income”), adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Projected FFO as provided within this release in AvalonBay’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2012 to the range provided for projected EPS (diluted) is as follows:

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	Low	High
	range	range

Projected EPS (diluted) - Q4 2012	$1.34	$1.39
Projected depreciation (real estate related)	0.67	0.72
Projected gain on sale of operating communities	(0.61)	(0.66)

Projected FFO per share (diluted) - Q4 2012	$1.40	$1.45

Projected EPS (diluted) - Full Year 2012	$4.47	$4.52
Projected depreciation (real estate related)	2.74	2.79
Projected gain on sale of operating communities	(1.76)	(1.81)

Projected FFO per share (diluted) - Full Year 2012	$5.45	$5.50

NOI is defined by AvalonBay as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations.  AvalonBay considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.  A reconciliation of NOI (from continuing operations) to Net Income is as follows (dollars in thousands):

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	For the nine months ended September 30, 2012
		Archstone
	Company	Acquisition/	Company
	Historical	Pro Forma	Pro Forma

Income from continuing operations	$203,259	$43,425	$246,684
Discontinued operations	97,919	—	97,919
Net income	$301,178	$43,425	344,603

Indirect operating expenses, net of corporate income	24,049	—	24,049
Investment and investment management expense	4,526	—	4,526
Expensed development and other pursuit costs	1,749	—	1,749
Interest expense, net	100,804	57,139	157,943
Loss on extinguishment of debt, net	1,179	—	1,179
General and administrative expense	26,398	1,605	28,003
Equity in income of unconsolidated entities	(9,801)	7,274	(2,528)
Depreciation expense	193,434	106,206	299,640
Impairment loss - land holdings	—	—	—
Gain on sale of real estate assets	(95,329)	—	(95,329)
Income from discontinued operations	(2,870)	—	(2,870)
Gain on acquisition of unconsolidated entity	(14,194)	—	(14,194)
Net operating income	$531,123	$215,648	$746,771

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